Exhibit 10.1

*** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTION 200.80(B)(4), 200.83 AND 230.406.

OUTPUT DISTRIBUTION AGREEMENT

THIS AGREEMENT (“Agreement”) is dated as of July 7, 2006 and is entered into between Genius Products, Inc. (“Genius”) and ESPN Enterprises, Inc. (“ESPN”). All capitalized terms (other than paragraph headings) are defined as set forth herein.

1.	Grant of Rights. ESPN hereby grants to Genius, throughout the Territory and during the Term, the exclusive Videogram rights as more particularly set forth herein, in and to all audiovisual productions released by ESPN that ESPN elects to distribute or cause to be distributed by means of Videograms during the Term and as to which ESPN owns or controls said rights in the Territory (each an “AP” and individually or collectively, “APs”). In addition to future APs, subject to the terms and conditions hereof Genius will distribute hereunder certain APs existing as of the date hereof which are set forth in Exhibit “1” attached hereto, and Exhibit 1 will be supplemented from time to time as each additional AP or APs become covered hereunder during the Term. Notwithstanding the foregoing, the following productions are excluded from this Agreement and are not APs hereunder: (i) ”ESPN Golf Schools 3-Club Tour with Hank Haney,” (ii) “ESPN Golf Schools Top Tips with Hank Haney,” and (iii) “Code*Breakers.”

2.	Territory. Unless ESPN notifies Genius to the contrary in writing with respect to a particular AP no later than six (6) months prior to the intended Release Date (as defined below) of such AP hereunder, the “Territory” is the United States and Canada and their respective territories and possessions, including the U.S. Virgin Islands, Puerto Rico and Guam. The Territory shall also include Army, Navy, Air Force, Red Cross and other U.S. and Canadian national and governmental installations. wherever any such facilities and installations are located.

3.	Term. The “Term” of this Agreement shall mean the period commencing on the date hereof and continuing through and including December 31, 2011. Commencing immediately at the end of the Term, Genius will have an additional six (6) month period as a non-exclusive sell-off period for Videograms, during which sell-off period Genius will have the right to continue to market, distribute and account for hereunder all previously manufactured Videograms remaining in Genius’s inventory.

4.

Rights Granted. Subject to the terms and conditions set forth herein, ESPN hereby irrevocably licenses to Genius, throughout the Territory during the Term, the exclusive right, under copyright and otherwise, to manufacture, produce, market and distribute, and subject to ESPN’s prior written approval except for licenses or sub-licenses to wholesalers (e.g., Ingram) and revenue-sharing arrangements with retailers, to license, sub-license, lease, rent, exhibit and exploit each and all of the APs (in their entirety (except for marketing and publicity) unless otherwise approved in writing in advance by ESPN) and all elements thereof by means of and in connection with “Videograms,” which for purposes hereof shall mean videocassettes, videodiscs, videotape, DVD, High-Definition DVD (e.g., “HD-DVD” and “Blu-Ray”), Universal Media Disc (“UMD”), CD-ROM, DVD-ROM or other hard carrier devices now known or hereafter devised and designed to embody one or more APs or portions thereof and to be used in conjunction with a personal reproduction, player or viewing apparatus which causes a visual image (whether or not synchronized with sound) to be seen on a screen, display or device (e.g., a television receiver or computer display), all for home use and falling within the definition of “home video” as that term is generally understood in the industry; and to act as sales agent on behalf of ESPN with respect to such rights; and to authorize others to do any or all of the foregoing; and/or to refrain from any or

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

all of the foregoing as Genius may determine in its reasonable discretion subject only to the terms and conditions hereof. For the avoidance of doubt, “Videograms” does not include digital downloads, podcasts, television (other than for display of Videograms), theatrical, non-theatrical, online / internet, digital media, VOD, SVOD, SD Cards or Flash Memory.

ESPN hereby further irrevocably licenses to Genius, throughout the Territory during the Term, the non-exclusive right, under copyright and otherwise, and subject to the approval provisions contained in this Agreement, to promote, market, advertise and publicize each and all of the APs and all elements thereof by means of and in connection with Videograms.

Subject to ESPN’s prior written approval over each key creative element of advertising, marketing, publicity and packaging, the Rights Granted include without limitation the right to use any and all elements of the APs and all Delivery Materials (as defined below) (including without limitation the names, voices, likenesses and biographies of all persons appearing in and/or connected with the APs), and any portions thereof, in connection with the advertising, marketing, publicity and packaging of the APs, including DVD menu design and DVD “extras” and/or the institutional promotion of Genius, including without limitation the right to reproduce, distribute and exhibit any and all visual images and/or sound recordings contained in the APs and/or the Delivery Materials throughout the Territory, by any and all means of distribution, and in any and all media now or hereafter known or devised, in connection with such advertising, marketing and/or publicity. Notwithstanding the foregoing, if ESPN has given written approval of guidelines that Genius will provide to wholesalers for their trade ads in connection with APs, a violation of such guidelines by such wholesalers or retailers in connection with such trade ads will not constitute a breach of this Agreement by Genius.

5.	ESPN Rights. ESPN reserves all rights in the APs not granted to Genius hereunder. Without limiting the foregoing, ESPN reserves the following rights in the APs:

(a)	The right to promote the APs with respect to ESPN’s reserved rights, and with respect to Videograms to the extent that ESPN’s existing distribution partners (e.g., Hart Sharp Video, Ingram, etc.) may promote their ESPN Videogram titles, and so that ESPN and its partners may promote the APs.

(b)	Exploitation of content contained in or derived from the APs, provided that such exploitation is by means of “Video Now” and similar interactive videogame devices, broadband, video-on-demand, interactive board games, greeting cards, SD cards, books or other products (which may include added Videogram content); provided, however, that such content may be exploited by ESPN only in conjunction with such products and not as standalone Videogram product in any of the formats set forth in Paragraph 4 above, Genius acknowledging that the foregoing rights set forth in this Paragraph 5(b) have been licensed to a third party;

(c)	Licensing of excerpts and clips derived from the APs (each a “Clip”) by means of Videograms; provided, however, that unless otherwise agreed to in writing by Genius and ESPN, if a Clip licensed by ESPN to a third party for use in a Videogram to be sold at retail is part of the titled content of an AP, such Clip may not have a length longer than the greater of ten percent (10%) of the length of the AP or five (5) minutes, but if such Clip is not part of such titled content but is part of “value added” or “bonus content” included (or to be included) in a Videogram of such AP, there will be no limitation on the length of such Clip. For the avoidance of doubt, nothing in the foregoing will limit Genius’s marketing and publicity rights with respect to APs hereunder or Genius’s use of Clips in connection therewith.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(d)	Exploitation of “premium” offerings of APs (i.e., co-branded or custom content product created for an advertiser or affiliate of ESPN as a premium item for promotional or other non-retail purposes), direct to consumer continuity programs (i.e., the marketing and delivery of content to targeted databases via direct mail or otherwise but not made available at retail), or exploitation by means of electronic sell-through or download.

(e)	Notwithstanding the foregoing, ESPN and Genius shall discuss in good faith any proposed exploitation by ESPN of the APs in digital media during the Term; provided, however, that ESPN shall have no obligation to enter into an agreement with Genius regarding such exploitation. In this connection, upon Genius’s request at any time after January 1, 2009, Genius and ESPN will review and discuss in good faith (i) then-prevailing industry trends concerning the impact of digital media upon the Videogram business in general and the impact of ESPN’s digital distribution rights upon the value of Genius’s rights hereunder in particular, and (ii) possible adjustment of the remaining “Minimum Guarantee” (as defined below) payable by Genius hereunder based on such impacts; provided, however, that no such adjustment shall be made unless agreed to in writing by Genius and ESPN.

6.	ESPN Approvals; Marketing Plan.

(a)	ESPN shall have the right of final approval over all content of all Videograms manufactured, produced and/or distributed hereunder, including the packaging thereof and all creative content, unit forecast, inventory production and initial shipment, as well as final approval over the initial marketing plan (including, without limitation, wholesale pricing), release strategy, budget and all of the “Distribution Expenses” (as defined below) for each AP, which approval may be granted or withheld in ESPN’s sole discretion. In connection with ESPN’s approval right over Distribution Expenses, the marketing plan submitted by Genius for each AP pursuant to subparagraph (b) below will include Genius’s estimate of the “P&L” for such AP, including all customary Distribution Expenses, and ESPN’s approval of such marketing plan will constitute approval of all such customary Distribution Expenses to the extent set forth in such P&L.

(b)	Genius will submit the initial marketing plan for each AP, and if ESPN does not expressly approve or disapprove the marketing plan within five (5) business days after its receipt thereof, such marketing plan will be deemed not approved. In the event such plan is so deemed not approved, Genius shall contact ESPN’s designee hereunder and ESPN shall give Genius the reasons for such disapproval within the next five (5) business days. Genius and ESPN will use their best efforts to resolve any disagreement with respect to the marketing plan, but ESPN shall have the final decisions in its sole discretion with respect thereto.

(c)	Genius may modify the approved marketing plan for each AP based on the performance of such AP in the marketplace and prevailing market costs, provided that any such marketing expenses and/or other Distribution Expenses in excess of the approved marketing expenses plus 5% shall require ESPN’s prior written approval, which shall not be unreasonably withheld.

(d)	Without limiting the foregoing, in connection with the marketing of APs hereunder Genius shall not purchase advertising on a television sports network competitive with ESPN without ESPN’s prior written approval.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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7.	Genius Obligations. During the Term:

(a)	Genius shall provide all customary manufacturing, production, marketing, sales and distribution services with respect to Genius’s manufacturing, production, marketing, sales and distribution of Videograms of the APs hereunder. Subject to ESPN’s approval rights hereunder, such services shall include,:

(i)	Package design, menu design, VAM development, authoring and replication;

(ii)	Taking orders and picking, packing and shipping Videograms to retailers (such services to be fully operational by June 5, 2006);

(iii)	Providing dedicated personnel to work exclusively on furnishing Genius’s services for ESPN as set forth herein, consisting of a minimum of one brand manager and one retail strategies manager;

(iv)	Providing weekly status updates regarding sales solicitation, sell-through tracking, industry tracking and key performance indicators;

(v)	Providing monthly reporting pursuant to Paragraph 20 below and , periodic business reviews, industry comparison analyses and recommendations for increasing sales;

(vi)	Designing, preparing and monitoring point-of-purchase materials and in-store presence; and

(vii)	Coordinating retailer-sponsored advertising.

(viii)	If requested by ESPN and to the extent reasonably available to Genius and not otherwise available to ESPN or included in Genius’s reporting to ESPN hereunder, providing such additional information as is necessary to enable ESPN to determine its obligations pursuant to Paragraph 8(b) below.

(b)	Subject to ESPN’s approval in each instance, Genius shall release each AP in at least the following formats: DVD and High Definition DVD, subject to a release schedule to be approved in advance by ESPN. Genius acknowledges that ESPN currently plans to use the Blu-Ray format for its high definition releases, and any non Blu-Ray High Definition DVD release contemplated by Genius shall be subject to ESPN’s prior written approval.

(c)	Genius shall not enter into a distribution agreement or similar arrangement for production, manufacture and/or distribution of any Videograms of content owned by any third-party sports media brand (i.e., a sports television network or other sports broadcast outlet) without ESPN’s prior written approval, which may be granted or withheld at ESPN’s sole discretion.

(d)	ESPN shall be entitled to purchase from Genius Videograms of each AP at a reduced price equal to Genius’s *** thereof, in aggregate quantities not to exceed *** Videogram units for all APs per Sales Period, to be used only for internal sales and promotions by ESPN. Any ESPN requests for additional reduced-price purchases shall be subject to good faith negotiation.

(e)	Genius shall deliver to ESPN, at no cost to ESPN in advance of the retail launch of each AP hereunder, fifty (50) Videogram units of such AP in each format released by Genius.

(f)	Unless otherwise agreed to in writing by Genius and ESPN, all promotional and/or insert space on the Videogram of each AP and/or the packaging thereof shall be reserved for

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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ESPN promotional content (e.g., promotional spots in a DVD, packaging inserts, etc.) as designated by ESPN in its sole discretion subject to Paragraph 8(b) below.

(g)	Genius shall use its best efforts to cause the Videograms manufactured, produced and distributed hereunder to be of first class technical quality customary in the US home video industry at the time of manufacture.

(h)	Genius shall give “equal treatment” to the APs as compared to other productions distributed by Genius, i.e., Genius shall deal with the distribution of APs hereunder with a standard of care and diligence no less than that accorded other productions distributed by Genius;

(i)	Genius shall be solely responsible for all third party clearances, all residual costs and royalties payable to third parties, including all music clearance costs, guild and union residuals and other payments, and all third party profit participations or other contingent compensation associated with any DVD Extras or other content created and/or added to the Videograms by Genius (i.e., not supplied to Genius by ESPN). The inclusion of any such Genius-created material in Videograms hereunder, and Genius’s right to include the costs of such material as part of Distribution Expenses hereunder, shall be subject to ESPN’s prior written approval.

(j)	If ESPN requests that Genius execute any further documents reasonably relating to this Agreement or ESPN’s rights hereunder, subject to Genius’s right to review and comment thereon Genius shall complete, execute and return such documents to ESPN expeditiously, including at the end of the Term of this Agreement and any sell-off period hereunder.

8.	ESPN Obligations. During the Term:

(a)	ESPN shall deliver to Genius a minimum of fifteen (15) APs during each Sales Period (as defined below) hereunder. The parties may discuss in good faith a reduction of such minimums, provided that any reduction will be subject to the parties’ mutual agreement, which may be given or withheld in their respective sole discretion. The APs may include national, regional and/or exclusive releases.

(b)	Subject to Paragraph 7(i) above, ESPN shall be solely responsible for all third party clearances, all residual costs and royalties payable to third parties, including all music clearance costs, guild and union residuals and other payments, and all third party profit participations or other contingent compensation associated with the APs; and all APs will be delivered to Genius fully cleared and authorized for Genius’s distribution hereunder with no additional payments to be made by Genius to any third party in connection therewith. If an AP is not cleared by ESPN for distribution in Canada hereunder, ESPN will evaluate the costs of such clearance and, in its sole discretion, will either (i) undertake such clearance so as to allow Genius to distribute the AP in Canada, or (ii) notify Genius in writing pursuant to Paragraph 2 above that such AP is not cleared for distribution in Canada (in which case Genius shall not distribute such AP in Canada).

(c)	If Genius requests that ESPN execute any further documents reasonably relating to this Agreement or Genius’s rights hereunder, subject to ESPN’s right to review and comment thereon ESPN shall complete, execute and return such documents to Genius expeditiously, including at the end of the Term of this Agreement and any sell-off period hereunder.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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9.	Minimum Guarantee. Subject to Paragraph 21 below, Genius shall pay to ESPN a minimum of Four Million Five Hundred Thousand Dollars ($4,500,000) in “ESPN Receipts” (as defined below) during each Sales Period (as defined below) (each, a “Minimum Guarantee”) during the Term, subject to the following:

(a)	Each payment of the Minimum Guarantee hereunder will be non-returnable to Genius except as provided in Paragraphs 21 and/or 22 below, will be recoupable by Genius and credited against ESPN Receipts pursuant to Paragraph 11 below, and will be net of any ESPN Receipts theretofore paid to ESPN during such Sales Period. For the avoidance of doubt, in any Sales Period ESPN will be entitled to receive the greater, but not both, of (i) the actual ESPN Receipts for such Sales Period and (ii) the Minimum Guarantee.

(b)	The Minimum Guarantee for Sales Period 1 shall be payable 50% thereof within ten (10) business days after full execution of this Agreement and 50% thereof (less any ESPN Receipts theretofore paid in such Sales Period) on or before February 1, 2007. The Minimum Guarantee for each of Sales Periods 2 through 5 shall be payable 50% thereof on or before the first day of such Sales Period, 25% thereof (less any ESPN Receipts theretofore paid in such Sales Period) on or before three (3) months after such first day and 25% thereof (less any ESPN Receipts theretofore paid in such Sales Period and not already credited against the Minimum Guarantee) on or before six (6) months after such first day.

(c)	The Sales Periods are as follows:

Sales Period 1: July 7, 2006 - December 31, 2007;

Sales Period 2: January 1, 2008 - December 31, 2008;

Sales Period 3: January 1, 2009 - December 31, 2009;

Sales Period 4: January 1, 2010 - December 31, 2010; and

Sales Period 5: January 1, 2011 - December 31, 2011.

(d)	***

(i)

10.	Gross Receipts; Net Receipts. With respect to each AP, “Gross Receipts” means all amounts actually received by Genius in U.S. Dollars in the United States from the distribution of Videograms that are released hereunder during the Term; and “Net Receipts” means Gross Receipts less all refunds, rebates, credits, discounts, allowances, advance payments (until earned or forfeited), security deposits (until earned or forfeited), the Return Reserve (as defined below) and actual returns in excess of the Return Reserve. Genius shall be entitled to establish and maintain a reserve for returns of Videograms in an amount (“Return Reserve”) equal to twenty percent (20%) of Gross Receipts, provided that each addition to the Return Reserve shall be liquidated (to the extent not applied to actual returns) within six (6) months of its establishment, subject to Genius’ retention of its Distribution Fee (as defined below) on such liquidated Return Reserves.

11.	Allocation of Net Receipts. All Net Receipts derived from the distribution of each AP hereunder shall be allocated as follows:

(a)	First, Genius shall retain a distribution fee in an amount equal to the following applicable percentage of the Net Receipts, computed as follows based on the Net Receipts derived from all APs distributed hereunder in each Sales Period (for each Sales Period, “Sales Period’s Net Receipts”):

(i)	If a Sales Period’s Net Receipts are less than or equal to *** Dollars ($***): *** Percent (***%) of such Sales Period’s Net Receipts;

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(ii)	If a Sales Period’s Net Receipts are greater than *** but less than or equal to *** Dollars ($***): *** Percent (***%) of the first *** Dollars ($***) of such Sales Period’s Net Receipts and *** Percent (***%) of such Sales Period’s Net Receipts in excess of *** Dollars ($***); and

(iii)	If a Sales Period’s Net Receipts are greater than $***: *** Percent (***%) of the first *** Dollars ($***) of such Sales Period’s Net Receipts, *** Percent (***%) of such Sales Period’s Net Receipts in excess of *** Dollars ($***) but less then or equal to *** Dollars ($***), and *** Percent (***%) of such Sales Period’s Net Receipts in excess of *** Dollars ($***).

(b)	Then, Genius shall retain 100% of further Net Receipts until it has recouped (i) the Minimum Guarantee for the applicable Sales Period (i.e., the Sales Period in which such Net Receipts are derived), (ii) any unrecouped portion of the Minimum Guarantees for the immediately preceding two (2) Sales Periods, and (ii) *** percent (***%) of any unrecouped portion of the Minimum Guarantees for all Sales Periods prior to the immediately preceding two (2) Sales Periods;

(c)	Then, Genius shall retain 100% of all further Net Receipts until it has recouped all Distribution Expenses of such Sales Period and all previous Sales Periods; and

(d)	Then, ESPN shall be entitled to all further Net Receipts (collectively, “ESPN Receipts”).

For the avoidance of doubt, if Genius has not recouped all of its Distribution Expenses with respect to any AP, Genius shall be entitled to recoup such unrecouped portion from the Net Receipts otherwise payable to ESPN hereunder with respect to all other APs.

12.	Distribution Expenses. Subject to ESPN’s approval rights pursuant to Paragraph 6 above, whether as to individual expense items or as included as part of the “P&L” for each AP, Genius shall pay for, and recoup pursuant to the terms hereof, all customary “Distribution Expenses” with respect to each AP, which for purposes hereof means and includes all costs and expenses of whatever kind paid or incurred in connection with the manufacture, production, distribution, advertising, exploitation and turning to account of each AP hereunder and includes without limitation all of the following, as applicable:

(a)	All costs of duped and dubbed tapes, Videograms (including without limitation the creation, compression and authoring of Videogram masters (e.g., a 16:9 digibeta video master), duplicating material and facilities and all other material manufactured for use in connection with each AP, including the cost of inspecting, repairing, checking and renovating Videograms, packing, storing, shipping and all other expenses connected therewith.

(b)	All out-of-pocket costs of advertising, publicizing and/or exploiting each AP, including without limitation all advertisements, press books, artwork, publicity materials, advertising accessories and trailers, Videogram screeners and all other pre- and post-release advertising and publicity, so-called cooperative advertising, and/or other advertising and/or publicity engaged in with or for television exhibitors, internet providers and/or Videogram retailers.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(c)	All other costs of preparing and delivering the APs for distribution hereunder, including without limitation all costs in connection with the preparation of “bonus materials” or other additional materials contained in or as part of the Videograms and all costs of preparing such Videograms, including the costs of creating menus and other navigational elements and designs in connection therewith.

(d)	Subject to Paragraph 20(e) below, all sums paid or liabilities incurred on account of sales, use, receipts, excise, remittance and other transactional taxes (however denominated) to any governmental authority assessed upon the Videograms, or upon the use or distribution of the APs hereunder, or upon the revenues derived therefrom, or any part thereof, or upon the remittance of such revenues, or any part thereof; and provided that the following sums or liabilities are not recouped by Genius by means of a tax refund or other reimbursement from the governing tax authority (in connection with which Genius shall use commercially reasonable efforts to obtain such a refund, and costs which are so refunded or reimbursed to Genius after having been deducted shall be added back to Gross Receipts hereunder),any and all sums paid or accrued on account of duties, customs and imposts, costs of acquiring permits or any similar authority to secure the entry, licensing, exhibition, performance, use or televising of the APs in the Territory or part thereof, regardless of whether such payments or liabilities are assessed against the AP or the proceeds thereof or against a group of motion pictures in which the AP may be included or the proceeds thereof. Genius’s own income taxes and franchise taxes based on Genius’s net income shall not be deductible hereunder.

(e)	Expenses of transmitting to the United States any funds accruing to Genius from the APs in foreign countries and any discounts from such funds taken to convert such funds directly or indirectly into U.S. dollars, and all customs costs, bank fees, transfer fees and other similar fees and charges.

(f)	In the event any person or entity shall make a claim relating to any AP against Genius or any of its licensees, which claim, in Genius ‘s judgment, is of sufficient merit to constitute a reasonable probability of ultimate loss, cost, damage or expense, Genius may, subject to ESPN’s approval in its sole discretion, deduct such amount as Genius may reasonably deem necessary to cover loss, cost, damage or expense which may be suffered as a result thereof. Subject to ESPN’s approval in its sole discretion, Genius shall have the right to settle and pay any such claim, and after the settlement of any such claim, or after the final judicial determination thereof, the amount previously deducted hereunder shall be adjusted accordingly with the next accounting statement rendered hereunder. Nothing herein contained shall be construed as a waiver of any of ESPN’s warranties contained in this Agreement, or a waiver of any right or remedy at law or otherwise which may exist in favor of Genius including without limitation the right to require ESPN to reimburse Genius on demand for any liability, cost, damage or expense arising out of, or resulting from, any breach by ESPN of any warranty, undertaking or obligation by ESPN, or any right on the part of Genius to recoup or recover any such cost or expense out of ESPN’s share of any monies payable hereunder, or otherwise, rather than treating such costs or expenses as Distribution Expenses.

13.	Manufacturing/Sourcing; International Labor Standards (“ILS”); Compliance.

(a)	Genius.

(i)

With regard to international labor standards (“ILS”), to the extent that Genius owns or operates any manufacturing facilities utilized for the manufacture of Videograms hereunder (for purposes of this Paragraph 13, “Videograms”

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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referring to Videograms of APs hereunder), Genius covenants on behalf of such Genius-owned or Genius-operated manufacturing facilities to comply with the Code of Conduct attached hereto as Attachment 1 and incorporated by this reference (the “Code”), in the manufacturing, packaging and distribution of Videograms. “Manufacturer” means any of the manufacturers, factories, suppliers and facilities (as well as any sub-manufacturers, factories, suppliers and facilities) that reproduce or use any of the Videograms, components of Videograms, promotional materials, or any other item related to the Videograms, or that assemble the Videograms, or that assemble a final product including one or more Videograms. Genius shall require all Genius-owned and/or Genius-operated Manufacturers to covenant to comply with the Code in the manufacturing, packaging and distribution of the Videograms by signing the Manufacturer’s Agreement in substantially the form and substance attached hereto as Attachment 4. The Code shall not be interpreted to require Genius or its owned or operated Manufacturers to violate any applicable Law.

(ii)	Genius agrees to be bound by the Code of Conduct for Genius, attached hereto as Attachment 2 and incorporated by this reference (“Genius’s Code”).

(iii)	As provided in the Code, , Genius agrees that ESPN and its designated agents (including third parties) may engage in monitoring activities to confirm compliance with this Paragraph. An inspection typically consists of an initial audit, a period of time to remediate, and a follow-up audit; provided, however, that egregious violations, e.g., child labor, result in an immediate failure with no opportunity to remediate.

(iv)	Genius agrees to investigate or notify ESPN of any claimed or observed violations of the Code, and, if it finds there have been violations of the Code, to take appropriate and prompt steps to correct the situation. In any case where there are severe violations of the Code and remediation is unlikely to occur, ESPN shall have the right to require that Genius move the production of Videograms to an alternative factory on a reasonably expedient basis.

(b)	Manufacturers.

(i)

Genius shall supply ESPN with the names and addresses of all of its owned or operated manufacturing facilities, if any, for the Videograms. If Genius at any time desires to use a third-party Manufacturer to produce the Videograms, components of Videograms or related items, whether the third party is located within or outside the Territory, Genius shall provide ESPN the accurate name and complete address of the Manufacturer and identify the Videograms, components, or related items, using the Facilities and Merchandise Authorization (FAMA) form, attached hereto as Attachment 2, and obtain ESPN’s prior written permission to use the third party. The references to “Disney” and “Disney’s merchandise” in the FAMA form shall be deemed to be references to “ESPN” and “ESPN’s merchandise” for purposes of this Agreement. ESPN’s decision as to whether a Manufacturer complies with the Code shall be a matter within ESPN’s absolute discretion. ESPN’s permission in each case is conditioned upon the execution and delivery of a Manufacturer’s Agreement. The references to “Disney” and “Disney’s merchandise” in the Manufacturer’s Agreement form shall be deemed to be references to “ESPN” and “ESPN’s merchandise” for purposes of this Agreement. ESPN may require a pre-approval compliance inspection (at ESPN’s sole cost) of a Manufacturer prior to the production of any Videograms, components, or other related items. Genius immediately shall notify ESPN when

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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Genius no longer is using a Manufacturer. Genius agrees to comply with all applicable privacy and data protection laws with regard to the submission of information regarding Manufacturers and the ILS inspection reports on such Manufacturers.

(ii)	If any Manufacturer utilizes an AP for any unauthorized purpose, Genius shall cooperate fully in bringing such utilization to an immediate halt. If, by reason of Genius’s failure to submit all necessary FAMA forms, ESPN makes any representation or takes any action that causes it to be subject to any penalty or expense, Genius shall fully reimburse ESPN for any cost or loss ESPN sustains, and ESPN shall retain all rights it otherwise would have to other legal or equitable remedies.

(iii)	If a Manufacturer fails to pass a compliance inspection as referenced in subparagraph (c) below, and thereafter fails to remedy the cited failure(s) within the time designated by ESPN, or if the Manufacturer otherwise breaches the Manufacturer’s Agreement, the Manufacturer’s Agreement for such Manufacturer may be terminated immediately by ESPN, and upon receipt by Genius of written notice from ESPN of such termination, Genius thereafter shall not use such Manufacturer to manufacture Videograms, components, or related items, subject to an orderly transition of business. If a Manufacturer fails to pass a pre-approval compliance inspection, and thereafter fails to remedy the cited failure(s) within the time designated by ESPN, upon receipt by Genius of written notice from ESPN thereof Genius shall not use such Manufacturer to produce Videograms, components or related items.

(iv)	Genius agrees not to manufacture Videograms, or permit the manufacturing of Videograms, in countries where the manufacturing of ESPN products is prohibited. A current list of prohibited countries may be obtained by written request to ESPN.

(c)	Videogram Quality and Safety

(i)	With regard to product quality and safety, Genius covenants that each Videogram, and each component of each Videogram, shall be of good technical quality and free of defects in design, materials and workmanship, and shall comply with all applicable laws (other than laws relating to the content of each Videogram, as to which ESPN has sole responsibility), and such specifications, if any, as may have been required in connection with this Agreement, and shall conform to the approvals given by ESPN.

(ii)

Both before and after Genius puts Videograms on the market, Genius shall follow reasonable and proper procedures for testing or otherwise determining that Videograms comply with all applicable product safety laws, and shall permit ESPN’s designees, at ESPN’s sole cost, to inspect testing and quality control records and procedures, and to test the Videograms for compliance with product safety and other applicable laws; however, ESPN shall not be required to conduct any such testing. Genius also shall give due consideration to any recommendations by ESPN that Videograms exceed the requirements of applicable laws. Videograms not manufactured, packaged or distributed in

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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accordance with applicable laws shall be deemed unapproved, even if previously approved by ESPN, and shall not be shipped unless and until they have been brought into full compliance.

(iii)	Without limiting the foregoing, Genius agrees that all Videograms shall comply fully with all applicable federal and state laws and regulations and all voluntary industry standards and shall be safe for children as required by applicable laws (collectively, “Safety Requirements”). Genius immediately shall notify ESPN if Genius obtains information reasonably supporting the conclusion that a Videogram may fail to comply with one or more Safety Requirements or may contain a defect that could create a substantial risk of injury to the public, and thereafter shall provide ESPN with timely information regarding further developments. If ESPN determines from information supplied by Genius or from other information that such a defect or failure to comply exists, and if ESPN so directs, then Genius, at its expense and in compliance with any applicable governmental regulations and ESPN’s directions, shall notify the CPSC (or other governmental agency specified by ESPN) of such defect or failure to comply and shall take such further actions as the CPSC, other governmental agency or ESPN shall direct, including, without limitation, notifying the public of such failure or defect, recalling the Videogram from retailers and consumers, repairing or replacing the Videogram and refunding sums paid and expenses incurred by retailers, consumers and others by reason of the recall (all such actions being referred to collectively as the “Recall Campaign”). Genius shall provide ESPN with contemporaneous copies of correspondence and communications related to the foregoing. Whether ESPN or Genius notifies the CPSC or other governmental agency of such defect or failure, all reasonable expenses paid or incurred by ESPN by reason of or in connection with such notification, including, without limitation, all Recall Campaign expenses, shall be promptly reimbursed by Genius to ESPN. In addition, Genius shall not be entitled to recoup at any time any of its Distribution Expenses (as defined in Paragraph 12) which are associated with the Videogram in question. The obligations of Genius under this Paragraph are in addition to and not in limitation of other obligations, representations, warranties and indemnities of Genius.

(iv)	Without limiting the foregoing, Genius shall give ESPN written notice of any product liability claim made or suit filed with respect to any Videogram, any investigations or directives regarding the Videograms issued by the CPSC or other federal, state, provincial, or local consumer safety agency, and any notices sent by Genius to, or received by Genius from, the CPSC or other consumer safety agency regarding the Videograms within seven (7) days after Genius’s receipt or promulgation of the claim, suit, investigation, directive, or notice.

14.	Delivery.

(a)	With respect to each AP, “Delivery” means complete delivery and acceptance, in Genius’s sole discretion as to completeness and technical quality, of all of the delivery materials set forth in Schedule A attached hereto (comprised of “Documentation,” “Film Materials” and “Publicity Materials,” and collectively, “Delivery Materials”), which Delivery Materials shall be delivered to Genius, at ESPN’s sole cost and expense, on or before the applicable delivery dates for such materials as set forth below (as to each category of Delivery Materials, the “Delivery Date”). Time is of the essence of this Agreement with respect to ESPN’s complete Delivery on or before the Delivery Date.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(b)	The applicable Delivery Date for all of the items comprising each category of the Delivery Materials shall be, with respect to the initial Videogram release date of each AP in the Territory as set forth in the mutually-approved marketing plan for each AP (as to each AP, the “Release Date”): (i) for the Publicity Materials no later than one hundred twenty (120) days prior to the Release Date, and (ii) for the Film Materials and Documentation, no later than ninety (90) days prior to the Release Date.

(c)	If ESPN does not timely deliver one or more items of the Delivery Materials with respect to an AP, then Genius shall have the right to adjust the Release Date for such AP to a date that is commercially practical in Genius’s judgment in light of such late delivery.

15.	Credits.

(a)	Genius shall use the credit block provided by ESPN on the prints, posters, packaging box and advertising materials for each AP. Genius shall not alter the copyright notice supplied by ESPN on an AP, provided that Genius may add its logos on Videograms, packaging and advertising materials for each AP (in a size of type no larger than the respective size of type used for ESPN’s logos in or on such Videograms, packaging and advertising materials.). Genius shall notify its licensees of the aforementioned credit provisions. No casual or inadvertent failure to accord credits as set forth hereunder shall be deemed a breach of this Agreement by Genius. Upon Genius’s receipt of written notice from ESPN specifying a breach of the foregoing credit provisions, Genius shall use its best efforts to cure such breach on any materials manufactured or prepared after receipt of such notice.

(b)	ESPN shall use its best efforts to inform Genius in writing, no later than four (4) months prior to the Release Date of each AP hereunder, of any restrictions on the use of any of the Delivery Materials for such AP, including without limitation clips and footage for use in Genius’s advertising and marketing campaigns.

16.	Intellectual Property Rights.

(a)	ESPN’s provision of the AP content and deliverables to Genius hereunder shall not convey to Genius any copyright, trademark, other intellectual property rights, title or other ownership in any of the AP content and deliverables. As between Genius and ESPN, all such rights shall remain at all times held and owned by ESPN.

(b)	All worldwide copyright, trademark, trade name, other intellectual property rights, title and interest in and to the Videograms and all elements thereof (including any DVD extras or other content added or created by Genius) shall be owned and held by ESPN. Genius acknowledges that it is creating the Videograms as a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976 (and any other applicable foreign law), for the benefit of ESPN, and ESPN will be deemed the sole author and owner of all copyright in the Videograms and all elements thereof, and any derivative works containing or based thereon.

(c)

To the extent the Videograms are not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, Genius hereby irrevocably grants, transfers, assigns and conveys to ESPN and its successors and assigns, without any further consideration, the following rights: (a) all ownership rights in and to the Videograms and all elements thereof (including DVD extras or other content added or

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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created by Genius) — including, without limitation, all intellectual property, ownership and proprietary rights anywhere in the world, and any and all causes of action heretofore accrued in Genius’ favor with respect to any of the foregoing rights. In the event any right (including, without limitation, moral rights) in the Videograms cannot be assigned, Genius hereby waives enforcement anywhere in the world of such right against ESPN, its assigns, distributors, licensees and customers, or, if necessary agree to exclusively license such rights (with the right to sublicense) worldwide to ESPN and any and all such rights Genius may have in and to the Videograms or any portion thereof; and (b) the sole and exclusive right to reproduce, copy, publish, distribute, disseminate, broadcast, transmit, disseminate, publicly perform, display, reproduce, license or syndicate others the right to use, archive, make derivative works of, and/or otherwise use the Videograms for any purpose and in any medium worldwide now or hereafter known.

(d)	ESPN shall be solely responsible for enforcing, in its sole discretion, all copyright, trademark and other intellectual property rights in and to the Videograms and each AP as against any alleged third-party infringer, and ESPN shall control, be solely responsible for and pay all legal fees and costs necessary for any legal action and litigation necessary to enforce such intellectual property rights. Upon discovery of any instances of possible or alleged infringement of any copyright, trademark and other intellectual property rights in and to the Videograms or any AP, Genius shall promptly notify ESPN of such possible or alleged infringement. Genius shall also fully cooperate with ESPN and shall make it records, documents and witnesses available to ESPN for the purposes of any legal action or litigation necessary to enforce ESPN’s intellectual property rights in and to the Videograms and the content of any AP.

(e)	Pursuant to the Trademark License attached hereto as Exhibit 2 and incorporated herein by reference, Genius is hereby licensed to use the ESPN Marks.

17.	Representations and Warranties.

(a)	ESPN hereby represents and warrants that:

(i)	ESPN has the full right, power, and authority to enter into and perform this Agreement and to grant to Genius hereunder all of the Rights Granted, and that ESPN solely controls and shall solely control throughout the Territory during the Term all of the rights granted to Genius hereunder in and to the APs and all elements thereof, including without limitation all performance, distribution, exhibition, advertising and all other rights therein;

(ii)

No claim exists that ESPN does not or may not have any of the rights granted to Genius hereunder, and there is not now valid or outstanding, and ESPN will not hereafter grant, any right in connection with any AP which is or would be adverse to, or inconsistent with, or impair, the rights granted to Genius hereunder; except with respect to the AP entitled “Playmakers” (with respect to which there is a trademark claim against ESPN), no claim exists that any AP violates, conflicts with, or infringes upon, and neither the AP entitled “Playmakers” nor any other AP violates, conflicts with or infringes upon, any rights whatsoever (including, without limitation, any copyright, common law or statutory right anywhere in the world; any right of publication, performance, or any other right in any work; nor does any AP constitute or contain any libel, slander, invasion of privacy or defamation of any person, or entity; and none of either the APs nor any elements thereof are the subject of any third party claim; and the APs and all elements thereof and all Delivery Materials shall be fully cleared by ESPN for all uses set forth herein, and no payments will be required to be made to any third party in connection with the exploitation of the APs hereunder (or, if any such payments

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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are required, ESPN will be solely responsible therefor and indemnify and hold harmless Genius in connection therewith.

(b)	Genius hereby represents and warrants that Genius has the full right, power, and authority to enter into this Agreement and to perform all of the services required of Genius hereunder.

18.	Indemnities. ESPN shall defend, indemnify and hold harmless Genius, any parent or affiliate of Genius, and its and their respective owners, shareholders, members, managers, officers, directors, employees and agents from and against all third-party claims, losses, liabilities, actions, judgments, costs and expenses of any kind (including without limitation attorneys’ fees and costs) arising out of or in connection with any breach by ESPN of any representation, warranty or agreement set forth in this Agreement or arising out of any AP (including without limitation the AP entitled “Playmakers”) or any element of any AP or any AP content or any other material supplied to Genius by ESPN hereunder. Genius shall defend, indemnify and hold harmless ESPN, any parent or affiliate of ESPN, and its and their respective owners, shareholders, members, managers, officers, directors, employees and agents from and against all third-party claims, losses, liabilities, actions, judgments, costs and expenses of any kind (including without limitation attorneys’ fees and costs) arising out of or in connection with any breach by Genius of any representation, warranty or agreement set forth in this Agreement or arising out of Genius’s distribution of the APs hereunder (including product liability or other claims arising out of physical injuries caused by the physical Videogram units or the packaging thereof), except to the extent covered by ESPN’s indemnities to Genius hereunder.

19.	Insurance.

(a)	During the Term, ESPN shall maintain, at its sole cost and expense, an Errors and Omissions policy of insurance with respect to each AP which has limits of not less than $1,000,000/$3,000,000 (the “E&O Policy”). ESPN shall include Genius as an additional insured on the E&O Policy. The E&O Policy shall provide that it may not be canceled or modified without prior written notice to and written approval by Genius. Upon Genius’s request ESPN shall provide Genius with a certificate of Errors and Omissions coverage so naming Genius as an additional insured.

(b)	Genius shall obtain an E&O Policy on or before October 15, 2006; if and when such policy is obtained, Genius shall include ESPN as an additional insured on such policy.

(c)	On or before the date of the first Videogram release of APs hereunder, Genius shall obtain, from companies having an A.M Best rating of B+ VII or better: (i) commercial general liability insurance with customary minimum limits of not less than $2,000,000 and shall include ESPN as an additional insured on such policy; (ii) worker’s compensation insurance as required by applicable law, and employer’s liability insurance with minimum limits of no less than $1,000,000; and (iii) media liability insurance in amounts not less than $1,000,000/$1,000,000 and shall include ESPN as an additional insured on such policy. Upon ESPN’s request Genius shall provide ESPN with certificates of insurance with respect to the foregoing, so naming ESPN as an additional insured as applicable.

20.	Accounting Statements; Payments; Withholdings.

(a)	Within *** after the end of each *** during the Term and thereafter for so long as Genius receives at least One Hundred Dollars of Gross Receipts hereunder (each such month, a “Reporting Period”), Genius will provide to ESPN a sales report (i.e., a “gross and net shipped” report categorized by account and by title).

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(b)	Within *** after the end of each *** during the Term (each such period, an “Accounting Period”), Genius will provide to ESPN an accounting statement (which will include without limitation detailed information on Gross Receipts, Distribution Expenses, detailed accounts receivable balances, collection details and an aged trial balance by customer), a calculation of amounts applied against the Minimum Guarantee for that Sales Period and any remaining balance of the Minimum Guarantee to be recouped; and accompanied by payment of all ESPN Receipts payable hereunder with respect to such Accounting Period, provided that no check for payment need be issued for any Accounting Period in which ESPN Receipts are less than One Hundred Dollars ($100).

(c)	ESPN will be deemed to have consented to all accounting statements rendered by Genius or its assignees, licensees or successors, and all statements will be binding upon ESPN and will be deemed an account stated and not subject to any objection by ESPN for any reason, unless specific written objection to such statement is received by Genius within *** from the date such statement was rendered or if an audit is commenced prior thereto pursuant to subparagraph (d) below, within *** after the completion of the applicable audit. In the event that ESPN makes a timely written objection to an accounting statement, ESPN shall have *** from the date of such written objection to bring suit; thereafter, ESPN shall be deemed to have waived such objection finally and conclusively.

(d)	Genius shall keep customary books and records in connection with its distribution and exploitation of the APs hereunder. At ESPN’s sole cost and expense, ESPN shall have the right, upon thirty (30) days’ written notice to Genius, to audit Genius’s records relating to Genius’s distribution of the APs hereunder in order to verify the accounting statements issued by Genius hereunder. Any such audit shall be conducted only by a certified public accountant experienced in entertainment industry audits, during reasonable business hours and in such a manner as not to interfere with Genius’s normal business activities. In no event shall an audit with respect to any accounting statement commence later than *** from the rendition of the accounting statement involved; nor shall any audit continue for longer than ***; nor shall audits be made hereunder more frequently than *** during the Term; nor shall the records supporting any accounting statement be audited more than once. If Genius, as a courtesy to ESPN, includes cumulative figures in any accounting statement, the time within which ESPN may commence any audit or make any objection in respect of any statement shall not be enlarged or extended thereby. ESPN shall have no right to examine records relating to Genius’s business generally or with respect to any motion pictures or other production not constituting APs hereunder, for purposes of comparison or otherwise, unless such records also relate to APs hereunder. If any audit reveals an underpayment of greater than *** of the amounts due ESPN in any Sales Period taken as a whole, then Genius shall bear ESPN’s reasonable, out-of-pocket third-party costs of such audit.

(e)	Genius shall not deduct or withhold any withholding or other tax on income from the amounts due ESPN hereunder; provided, however, that if Genius determines in its sole discretion that distribution of APs hereunder outside the United States is or may be subject to a withholding or other tax on income, the parties will endeavor to cooperate to appropriately structure the foreign distribution operations so as to eliminate any such tax. If the parties are unable to structure the foreign distribution operations for a specific territory so as to eliminate such tax in a practicable manner as determined by Genius in its sole discretion, Genius will have the right, by written notice thereof to ESPN, to elect not to distribute APs hereunder in such territory. For purposes of this provision, the United States includes only the 50 states and the District of Columbia.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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21.	ESPN Elective Termination. On or after January 1, 2008, ESPN shall have the right to terminate this Agreement for any reason, upon sixty (60) days’ written notice to Genius (“Elective Termination”). In the event of Elective Termination (i.e., a termination by ESPN other than an Extraordinary Termination or by reason of Genius’s other material default hereunder):

(a)	Genius shall, upon receipt of the notice of termination, have no further obligation to make any Minimum Guarantee payments hereunder and may immediately extinguish any outstanding amount of any LC established hereunder.

(b)	Genius shall have a six (6) month period (“Sell-Off Period”) after the date of such termination during which Genius will have the non-exclusive right to continue to market, distribute and account for hereunder all previously manufactured Videograms remaining in inventory, and to manufacture Videograms of all APs delivered by ESPN before such termination to the extent that Genius has not manufactured all of the Videograms specified in the mutually-approved marketing plan for such APs. At the end of such Sell-Off Period, if Genius has not fully recouped all of the Minimum Guarantee paid for the Sales Period in which the termination occurs, ESPN shall refund to Genius a portion of such unrecouped Minimum Guarantee so that Genius, after giving effect to such refund, will have paid the Minimum Guarantee only in the proportion that (X) the number of APs which pursuant to mutually-approved marketing plans have been Delivered to Genius by ESPN in that Sales Period before the termination and released by Genius for retail (“streeted”) during the Sell-Off Period, bears to (Y) the total number of AP’s deliverable to Genius by ESPN during the Sales Period had the Agreement not been terminated. By way of example, if four months after the beginning of a Sales Period ESPN delivers a termination notice and the Agreement is thereby terminated two months later (i.e., six months after the beginning of the Sales Period), and if at the time of termination Genius had paid 75% of the Minimum Guarantee for such Sales Period, then if at the end of the Sell-Off Period Genius has not recouped all of such Minimum Guarantee payment and at the time of termination ESPN had Delivered to Genius five APs during such Sales Period which pursuant to mutually-agreed marketing plans had “streeted” during the Sell-Off Period (out of the 15 APs deliverable to Genius by ESPN during such Sales Period had the Agreement not been terminated), then ESPN shall refund to Genius the difference between one-third of the Minimum Guarantee (corresponding to five out of 15, or one-third, of the deliverable APs) and the 75% of the Minimum Guarantee paid by Genius, i.e., ESPN shall refund five-twelfths of the Minimum Guarantee.

(c)	If at the end of the Sell-Off Period Genius has not recouped any approved Distribution Expenses, then the parties shall negotiate in good faith regarding a refund of a portion of such approved Distribution Expenses.

(d)	At the end of the Sell-Off Period, ESPN shall have the right to purchase, at Genius’s out-of-pocket cost, any remaining unsold inventory, finished goods or components of AP Videograms.

22.	ESPN Extraordinary Termination.

(a)	ESPN shall have the right at any time to terminate this Agreement immediately upon giving Genius written notice if one or more of the following events occur (“Extraordinary Termination”), such written notice to set forth the specific reason for such Extraordinary Termination:

(i)	Genius distributes APs outside the Territory or knowingly sells APs to a third party when Genius knows or should know in the exercise of prudent business judgment that such sales ultimately will result in distribution outside the Territory, unless pursuant to a written consent or separate written license agreement with ESPN;

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(ii)	Genius commits three (3) or more uncured material breaches of the same nature that violate the same provision of this Agreement as a material breach of which ESPN previously gave Genius written notice;

(iii)	Genius makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against Genius seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee or other similar official for all or for any substantial part of its property or assets;

(iv)	ESPN notifies Genius in writing that a third-party Manufacturer is in material breach of its Manufacturing Agreement and that pursuant to Paragraph 13 hereof Genius must therefore terminate its manufacture of Videograms hereunder with such Manufacturer, and after a reasonable period of time Genius fails to so terminate such manufacturing, and after receipt of an additional written notice from ESPN giving Genius a final opportunity to cure such failure, Genius continues such manufacturing; or

(v)	Genius breaches any material term of this Agreement which is not reasonably capable of being cured (it being acknowledged that a failure to make a payment of money hereunder is a breach capable of being cured).

(b)	Upon an Extraordinary Termination pursuant to subparagraph (a)(i) through (a)(iv) above, all rights licensed to Genius hereunder with respect to APs shall revert to ESPN; and without limiting any of the parties’ other rights or remedies, any unpaid portion of the Minimum Guarantee (“Accelerated MG”) and ESPN Receipts (net of the Accelerated MG) for the entire Term shall immediately be due and payable (together with the accounting statement due at such time); provided, however, that in such event ESPN shall immediately commence and continue to use commercially reasonable efforts to distribute and/or exploit, and/or enter into an agreement with a third party for the distribution and/or exploitation of, the APs and the productions that would have been included as APs had the Extraordinary Termination not occurred (collectively, “ESPN Exploitation”). Any revenues derived by ESPN from ESPN Exploitation (“Revenues”) shall reduce the portion of the Accelerated MG payable by Genius pursuant to the foregoing, and ESPN shall, upon receipt of any Revenues, refund to Genius the equivalent amount of any Accelerated MG theretofore paid by Genius. If a senior executive of ESPN verifies in writing to Genius that the Revenues reported to Genius pursuant to this provision are a true and accurate accounting of the Revenues, then Genius shall not be entitled to inspect the terms of any third-party agreement(s) for ESPN Exploitation.

(c)	Upon ESPN’s Extraordinary Termination pursuant to the foregoing, Genius shall neither produce, manufacture nor distribute, directly or indirectly, any further APs and, at ESPN’s sole option, Genius will either sell to ESPN at Genius’s out-of-pocket cost or destroy any and all materials and assets (including without limitation finished goods, component inventory, DLTs, packaging and advertising assets) used or created by Genius in connection with this Agreement; and all such materials and assets not ordered destroyed shall promptly be delivered free of charge to ESPN at the address designated by ESPN at that time.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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23.	Notices; Approvals. All notices, accountings, payments and any other document that either of the parties is required or may desire to serve upon the other party (“Notices”) may be served by personal delivery or by registered or certified mail, return receipt requested, or by overnight or express courier, all postage and other charges prepaid. Notices to Genius shall be sent to Genius at 2230 Broadway, Santa Monica, CA 90404, Attention: Trevor Drinkwater; and Notices to ESPN shall be sent to ESPN’s address set forth on the first page of this Agreement with a copy to ESPN Legal, ESPN Plaza, Bristol, CT 06010; or to such other address that one party may hereafter designate in writing to the other. Payments due ESPN hereunder shall be sent to ESPN, Inc. – Miscellaneous, 13045 Collections Center Drive, Chicago, IL. Accounting Statements and other reports made pursuant to Paragraph 20 above shall be sent to ESPN, Inc., ESPN Plaza, Bristol, CT 06010, Attn: Kristen Van Asten. Receipt of Notices shall be deemed to have occurred five (5) days after the date of mailing, the date of personal delivery or the day after mailing by overnight courier, as applicable. All approvals to be given by a party to the other hereunder “in writing” will be deemed to have been given in writing if transmitted by email or included in or as a schedule, calendar, form, supplement, exhibit or like communication delivered in hard copy, by fax or electronically (e.g., by email) from such party to the other.

24.	Assignment.

(a)	This Agreement, and the rights granted to Genius hereunder, are specific to Genius. Except as expressly permitted hereunder, Genius shall not voluntarily or by operation of law assign, sub-license, transfer or otherwise dispose of all or any part of Genius’s interest in this Agreement (including without limitation any encumbrance of the APs (as distinguished from the Videograms thereof to be sold and/or otherwise exploited hereunder) without ESPN’s prior written consent, to be granted or withheld in ESPN’s absolute discretion. Any attempted assignment, sub-license, transfer, or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement, provided that such a breach shall not give rise to a right of Extraordinary Termination hereunder. “Transfer” within the meaning of this Paragraph shall include any merger or consolidation involving Genius or any directly or indirectly controlling Affiliate(s) of Genius (“Controlling Affiliate”); any sale or transfer of all or substantially all of Genius’s or its Controlling Affiliate(s)’ assets; any transfer of Genius’s rights, obligations, or both, under this Agreement, to a division, business segment or other entity different from the one specifically referenced on page 1 of this Agreement (or any sale or attempted sale of Articles under a trademark or trade name of such division, business segment or other entity); any public offering, or series of public offerings, whereby a cumulative total of thirty-three and one-third percent (33 1/3%) or more of the voting stock of Genius or its Controlling Affiliate(s) is offered for purchase; and any acquisition, or series of acquisitions, by any person or entity, or group of related persons or entities, of a cumulative total of thirty-three and one-third percent (33-1/3%) or more of the voting stock of Genius or its Controlling Affiliate(s), or the right to vote such percentage (or, if Genius is a partnership, resulting in the transfer of thirty-three and one-third percent (33-1/3%) or more of the profit and loss participation in Genius, or the occurrence of any of the foregoing with respect to any general partner of Genius; or, if Genius is a legal entity other than a corporation or partnership, resulting in the transfer of thirty-three and one-third percent (33-1/3%) or more of the control of Genius, or the occurrence of any of the foregoing with respect to any manager or administrator of the legal entity).

(b)	Genius shall provide ESPN with at least thirty (30) days’ prior written notice of any desired assignment of this Agreement or other Transfer (as defined in Paragraph 25(A).

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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At the time Genius gives such notice, Genius shall provide ESPN with the information and documentation necessary to evaluate the contemplated transaction. ESPN shall have the absolute discretion as to whether to consent to any assignment of this Agreement or other Transfer. ESPN’s consent (if given) shall be subject to such terms and conditions as ESPN deems appropriate, including but not limited to, payment of a transfer fee if the Agreement adds value to the Transfer transaction, or if the Transfer presents potential business risk or cost to ESPN, as determined in ESPN’s absolute discretion. The amount of the transfer fee shall be determined by ESPN based upon the circumstances of the particular assignment or Transfer, taking into account such factors as the estimated value of the license being assigned or otherwise transferred; the risk of business interruption or loss of quality, production or control ESPN may suffer as a result of the assignment or other Transfer; the identity, reputation, creditworthiness, financial condition and business capabilities of the proposed assignee or other entity involved in the Transfer; and ESPN’s internal costs related to the assignment or other Transfer; provided, however, in no event shall a transfer fee be in an amount less than U.S. $250,000.

(c)	Genius may, upon ESPN’s prior written consent, sublicense Genius’s rights, obligations, or both, under this Agreement, to any of Genius’s Affiliates (“Affiliates” means, with regard to either party, any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with the party. “Control” of an entity shall mean possession, directly or indirectly, or power to direct or cause the direction of management or policies of such entity, whether through ownership of voting securities, by contract or otherwise), provided that each such Affiliate agrees to be bound by all of the terms and conditions of this Agreement, and further provided that Genius and each such Affiliate provide ESPN with satisfactory documentation of such agreement(s), guarantee(s), and indemnification upon ESPN’s request, and in a form satisfactory to ESPN. Genius represents and irrevocably and unconditionally guarantees that any and all Affiliates sublicensed will observe and perform all of Genius’s obligations under this Agreement, including, but not limited to, the provisions governing approvals, and compliance with approved samples, applicable Laws, indemnification and all other provisions, and that they otherwise will adhere strictly to all of the terms hereof and act in accordance with Genius’s obligations. Any involvement of an Affiliate in the activities related to this Agreement shall be deemed carried on pursuant to such a sublicense and thus covered by such guarantee; however, unless Genius has obtained ESPN’s prior written consent to sublicense to an Affiliate in each instance, any such sublicense shall be void and ESPN may treat such unapproved involvement of the Affiliate as a breach of the Agreement, provided that such a breach shall not give rise to a right of Extraordinary Termination hereunder.

(d)	Notwithstanding anything to the contrary set forth in this Agreement, the foregoing restrictions on assignment shall not apply to Genius in connection with the contemplated transaction (“Transaction”) between Genius and The Weinstein Company or an affiliate thereof pursuant to which Genius Products, LLC (a US entity) or a like US entity (“Genius Affiliate”) will be formed and acquire some or all of Genius’s assets. For the avoidance of doubt, Genius may assign this Agreement to a Genius Affiliate in connection with the closing of the Transaction without restriction or payment of any sums of money hereunder.

(e)	ESPN may assign any of its rights hereunder to any third party, provided that ESPN may not delegate its obligations hereunder without Genius’s prior written consent, not to be unreasonably withheld or delayed.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(f)	Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

25.	Cure Period. No failure by either party to fulfill any of its obligations under this Agreement shall constitute a breach of this Agreement by such party unless and until the non-breaching party has provided the breaching party with written notice specifying such failure(s) and the breaching party has failed to cure such breach within thirty (30) days after receipt of such notice.

26.	Relationship of the Parties. This Agreement does not constitute a joint venture, partnership, agency or employment relationship between the parties. Neither party shall state or imply that such party or its activities, other than under this Agreement, are supported, endorsed or sponsored by the other.

27.	Entire Agreement. This Agreement is the complete and final agreement and understanding between the parties with respect to the subject matter hereof. The parties hereby acknowledge that they are not, nor shall this Agreement be construed to constitute, a partnership or joint venture between them. The parties agree that this Agreement will be construed in all respects in accordance with the laws of the State of California applicable to agreements entered into and to be wholly performed therein, and the parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of California located in Los Angeles County. The prevailing party in any such litigation shall be entitled to its reasonable attorneys’ fees and costs. This Agreement may not be changed or modified, or any covenant or provision hereof waived, except by an agreement in writing. Paragraph headings are used in this Agreement for convenience only, and will not be used to interpret or construe the provisions of this Agreement.

ACCEPTED AND AGREED: Genius Products, Inc.

By:	/s/ Trevor Drinkwater
Its:	Chief Executive Officer

ESPN Enterprises, Inc.

By:	/s/ Victoria Stevens
Its:

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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EXHIBIT 1

APs

Previously Released –

Title	Release Timing
3	Active Title
Four Minutes	Active Title
Hustle	Active Title
The Junction Boys	Active Title
Playmakers	Active Title
Through the Fire	Active Title
Tilt	Active Title
Ultimate X	Active Title

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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EXHIBIT 2

TRADEMARK LICENSE AGREEMENT

This agreement runs concurrent with the Output Distribution Agreement (the “ODA”) dated as of July 7, 2006 by and between Genius Products, Inc., having a principal place of business at 2230 Broadway, Santa Monica, California 90404 (“Genius”) and ESPN, Inc., a Delaware corporation, having a principal place of business at ESPN Plaza, Bristol, Connecticut 06010 (“ESPN”).

WHEREAS, ESPN owns the marks set forth on Schedule 1 (the “Marks”);

WHEREAS, ESPN wishes to license the Marks for use as trademarks in connection with the ODA (the “LICENSED USE”); and

WHEREAS, ESPN wishes to license Genius to use the Marks for the LICENSED USE,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.	ESPN hereby grants to Genius a nonexclusive, royalty free worldwide license to use the Marks for the LICENSED USE.

2.	ESPN declares that on the effective date of this agreement, the quality standards and controls applied by Genius to the LICENSED USE are consistent with those established by ESPN.

3.	If for any reason, ESPN determines that the quality standards or controls applied by Genius to the LICENSED USE fall below those that are consistent with ESPN’s standards, upon written notice of deficiency to Genius, Genius agrees to undertake to correct the deficiency within thirty (30) days. In the event, the LICENSED USE fail to meet the quality standards after the 30 day cure period, ESPN may, at its option, immediately terminate this agreement upon written notice to Genius.

4.	Once every calendar year Genius will, upon ESPN’s written request and at Genius’s expense, provide ESPN with a representative sample of the LICENSED PRODUCT and a representative sample of promotional materials displaying the Marks.

5.	Genius acknowledges that ESPN is the owner of the Marks and all goodwill attached thereto. This agreement does not give Genius any interest in the Marks except the right to use the Marks in accordance with the provisions of this agreement. Genius agrees not to attempt to register the Marks nor to adopt or register anywhere in the world a mark the same as or confusingly similar to the Marks.

6.	Genius recognizes ESPN’s exclusive and discretionary right to initiate and maintain any legal or administrative proceedings against third parties relative to the protection and defense of the Marks including the settlement of any dispute with third parties relating to the Marks. Genius agrees to cooperate fully with ESPN in the protection, maintenance and defense of the Marks and waives any claim it may have against ESPN as a result of is exercise of or failure to exercise its exclusive and discretionary right hereunder.

7.	The effective date of this agreement is the date entered on the first sentence of this agreement and except for termination for cause, this agreement shall remain in effect at the will of the parties. ESPN may terminate this agreement immediately upon written notice to Genius.

8.	This agreement shall be governed by and construed in accordance with the law of the State of California.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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9.	This agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

10.	This agreement shall not be assigned without the express written consent of ESPN.

GENIUS PRODUCTS, INC.	ESPN Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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SCHEDULE 1

ESPN

ESPN LOGO

3 (DESIGN MARK)

FOUR MINUTES (DESIGN MARK)

HUSTLE (DESIGN MARK)

THE JUNCTION BOYS (DESIGN MARK)

PLAYMAKERS (DESIGN MARK)

THROUGH THE FIRE (DESIGN MARK)

TILT (DESIGN MARK)

ULTIMATE X (DESIGN MARK)

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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SCHEDULE A

DELIVERY MATERIALS

ESPN shall make full and complete delivery to Genius or its designees, at ESPN’s sole cost, of each and every item specified below as set forth herein and any other material required to be delivered pursuant to this agreement, to the following address in California or elsewhere in the Territory as Genius may designate. When delivery of an element is by access, it shall be substantially in the form of the laboratory access letter attached hereto. All Delivery Materials are to be delivered to Genius, 2230 Broadway, Santa Monica, CA 90404, Attention: Chief Operating Officer.

All must be subtitled or dubbed into English before delivery, with the acknowledgment and approval of Genius. All non-film materials not originally in English (including foreign language publicity materials) are to be provided along with an English translation.

I.	DOCUMENTATION: With respect to each AP:

1.	Omitted.

2.	Omitted.

3.	One (1) Certificate of United States Copyright Registration for the screenplay or it not yet available, a copy of the application therefore accompanied by the letter of transmission to the U.S. Copyright Office;

4.	Omitted.

5.	If requested by Genius, chain-of-title documentation evidencing valid and effective transfers to ESPN of the following:

(a)	any underlying intellectual property incorporated into the APs from original author to ESPN and any and all intermediate rights holders, and certificates of authorship with respect to any creative services provided on a work-made-for-hire basis.

(b)	a schedule indicating (i) the date of original copyright of the musical, literary and dramatic materials upon which the APs are based, if applicable (and any renewals and extensions thereof), and (ii) the exact copyright notice of the APs.

(c)	one (1) copy of each of the signed composers, lyricist and/or publishing agreements entered into for the original music composed for and embodied in the APs.

(d)	synchronization licenses for every musical composition and Master Recordings contained in the AP (“the Synchronization Licenses”). The Synchronization Licenses shall be in full force and effect, and shall permit the synchronization, reproduction, exhibition and distribution of each clip, item of previously released footage, musical composition and master recordings as embodied as the AP in all media including on Videograms throughout the Territory during the Term and the Sell Off Period. Delivery of the Synchronization Licenses to Genius shall not relieve ESPN of its warranties made in this Agreement and shall not in any way affect Genius’s rights under such agreement in the event of a breach of such warranties.

(e)	all clip and/or previously released footage licenses for every clip and item of previously released footage contained in the AP, if any.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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6.	A complete and accurate written statement of any and all screen and advertising credit obligations and any and all likeness restrictions, together with a layout of the proposed advertising credits and photostatic copies of excerpts from all agreements defining and describing both the form and nature of the required credits (including any tie-in obligations) and any restrictions as to the use of name and likeness.

7.	If the AP was recorded in Dolby or Ultra Stereo, a copy of the applicable license.

8.	If required in writing by Genius, all agreements or other documents relating to the engagement of personnel in connection with the AP not set forth above (including those individual producers, directors, artists and conductors) as may be requested by Genius in form and substance satisfactory to Genius.

9.	A music cue sheet(s) in customary form containing all titles, timings, copyright owners and publishers, performance rights societies, and type of usage.

10.	Upon Genius’s reasonable request in writing, copies of any other agreements entered into in connection with the AP.

11.	Certificate of errors and omissions insurance policy as set forth in the Agreement.

12.	Title Report obtained by ESPN from Thomson & Thomson, CT Corsearch or another entity acceptable to Genius for purposes of obtaining errors and omissions insurance.

II.	FILM MATERIALS: With respect to each AP:

(a)	If available, one dialogue/continuity and transcript.

(b)	The highest quality available of either (i), (ii), (iii) or (iv) below, listed in descending order of quality:

(i)	One (1) original first class quality D5 (1080p/24) NTSC 16:9 UNSUBTITLED master with NON-DROP FRAME timecode, technically suitable television broadcast and/or the manufacture of video recordings including DVDs, with the following audio and text configuration:

Channel 1&2:     L/R

Channel 3&4:     center/sub

Channel 5&6:     Ls/Rs

Channel 7&8:     stereo LT/RT

(ii)	One (1) original first class quality Digital Betacam NTSC 16:9 UNSUBTITLED master with NON-DROP FRAME timecode, technically suitable for television broadcast and/or the manufacture of video recordings including DVDs, with the following audio and text configuration. :

Channel 1:     full stereo mix left

Channel 2:     full stereo mix right

Channel 3:     music, effects (stereo left)

Channel 4:     music, effects (stereo right)

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(iii)	One (1) original first class quality Digital Betacam NTSC or High Definition videotape 1.85, 2.35 letterbox master (UNSUBTITLED) with NON-DROP FRAME timecode, technically suitable for television broadcast and/or the manufacture of video recordings including DVDs, with the following audio and text configuration:

Channel 1:     full stereo mix left

Channel 2:     full stereo mix right

Channel 3:     music, effects (stereo left)

Channel 4:     music, effects (stereo right)

(iv)	One (1) original first class quality Digital Betacam NTSC or High Definition videotape full frame 1.33 master (UNSUBTITLED) with NON-DROP FRAME timecode, technically suitable for television broadcast and/or the manufacture of video recordings including DVDs, with the following audio and text configuration:

Channel 1:     full stereo mix left

Channel 2:     full stereo mix right

Channel 3:     music, effects (stereo left)

Channel 4:     music, effects (stereo right)

(c)	If available, one (1) NTSC Digital Betacam of deleted scenes (with sync audio), interview footage, EPK’s, making of footage, or other video or audio material suitable for inclusion as bonus material on DVD.

(d)	One (1) DA88 with 29.97 non-drop frame time code that syncs with above with the following configuration:

Channel 1:     full stereo mix left

Channel 2:     full stereo mix right

Channel 3:     dialogue left

Channel 4:     dialogue right

Channel 5:     music left

Channel 6:     music right

Channel 7:     effects left

Channel 8:     effects right

(e)	The hightest quality available of either (i) or (ii) below, listed in descending order of quality:

(i)	One (1) complete Pro Tools audio recording file suitable for DVD encoding and disc manufacture, including without limitation all files necessary to create discrete dialogue, music and effects tracks.

(ii)	One (1) set of the following DA88 or DAT masters:

(A)	One (1) DA88 or DAT with 29.97 non-drop frame time code of all music scores in the AP free from fades; and

(B)	One (1) DA88 with 29.97 non-drop frame time code of a 5.1 Dolby Surround Sound mix suitable for DVD encoding and disc manufacture.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(f)	If available, one (1) Digital Betacam NTSC of standard advertising units produced in support of TV release including one or more of :10, :15, :30, :60 and/or :90 creative.

(g)	Free access to foreign language masters, if and when created.

III.	PUBLICITY MATERIALS: With respect to each AP:

Such pre-existing advertisements, publicity pieces and promotional materials concerning the AP (“Publicity Materials”) as Genius requires, including without limitation the following:

(a)	If available, press kit information, including

(i)	a synopsis of the story

(ii)	production notes

(iii)	bios for key players, the director, producers, screenwriters

(iv)	credit lists of cast and crew. All in English.

(b)	All key art if available and used in all previously existing marketing materials for the AP, to be delivered on CD. (i.e., artwork elements)

(c)	If available, the billing block to be delivered on a CD or sent via electronic mail. (Billing block may also be delivered as a b&w photstat with prior approval of the Genius’s Director of Creative Services.) All billing block art will be considered pre-approved by all parties prior to delivery.

(d)	If available, Unit photography consisting of all photography relating to the AP and/or of actors in the AP shot on the set or for publicity. (Notations should be made where possible identifying the persons and subject matter depicted.) Unit photography elements are non-returnable and the property of Genius; duplication of original photography is the responsibility of ESPN.

(e)	If available, EPK to be delivered on Digital Betacam NTSC. EPK should contain scene clips, soundbites, unedited B-roll, featurette and trailer.

(f)	If available,all other available advertising and marketing materials including one-sheets, sell sheets and advertising art elements.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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EXHIBIT C

FORM OF LABORATORY ACCESS LETTER

DATE

LABORATORY NAME (the “Laboratory”)

LABORATORY ADDRESS

Re:	“NAME OF PICTURE”

To Whom It May Concern:

1.	PICTURE/TERM/TERRITORY: The undersignedESPN Enterprises, Inc. (“ESPN”) has granted to GENIUS Products, Inc. ( “Distributor”) a license to manufacture, market, distribute, exhibit and otherwise exploit the motion picture entitled name of picture (the “AP”) for a Distribution term expiring date (the “Term”) for the territory name of territory (the “Territory”).

2.	MATERIAL: Laboratory confirms that the materials as set forth on the attached ANNEX 1 (list of film materials) (the “Material”) are satisfactory for the manufacture of commercially acceptable quality prints, video duplicates, video transfers, and pre-print material. During the entire period of said license, the Material shall remain in Laboratory’s possession and under Laboratory’s control at the above address and shall not be removed from the facility without the express written consent of both the Distributor and ESPN.

3.	DISTRIBUTOR’S ORDERS: This will authorize, direct and instruct the Laboratory to fill all orders of Distributor or Distributor’s designees at any time during the Term as Distributor or Distributor’s designees shall request at the sole cost and expense of Distributor or Distributor’s designees.

4.	NO CLAIM: Notwithstanding any claim or lien which Laboratory may now or hereafter assert against ESPN or others with respect to the AP or any of the Material, Laboratory agrees that it shall not, by asserting or enforcing any such claim or lien, refuse to accept or perform any requests placed by Distributor or Distributor’s designees as herein provided. Conversely, notwithstanding any claim or lien which Laboratory may now or hereafter have or assert against Distributor or others against AP or any of the Material, Laboratory agrees that it shall not, by asserting or enforcing any such claim or lien refuse to accept or perform any requests placed by ESPN or ESPN’s designee as herein provided.

5.	IRREVOCABILITY: The instruction, authorization and directions herein contained in favor of Distributor are being relied on by Distributor and are coupled with an interest and may not be revoked, rescinded, or in any way modified without written consent of Distributor. During the Term, Laboratory irrevocably agrees and undertakes not to cause or permit the removal of the Material from its premises without the written permission of both ESPN and Distributor.

6.	LABORATORY FACILITY ACKNOWLEDGMENT: By signing in the space provided below, Laboratory agrees that it will fill all orders from Distributor or Distributor’s designees, as the case may be, in accordance with the authority granted herein without regard to any liability or obligation or ESPN or any third party and Laboratory agrees to be bound by the foregoing instructions and directions.

7.	This agreement supersedes and revokes any prior instruments or written agreement among the parties in connection with the Material.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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8.	If no orders are received by Laboratory in regard to the AP for the period of one (1) year, the ESPN agrees that it shall either commence paying Laboratory charges for the storage of the Material or remove the Material to another laboratory subject to such laboratory executing a Laboratory Access Agreement in favor of Distributor substantially in the form hereof.

By signing in the space provided below, the signatories agree to all of the terms and conditions herein set forth.

Very truly yours,

ESPN ENTERPRISES, INC. “ESPN”

By:
Title:

ACKNOWLEDGED AND AGREED TO:

Laboratory name “Laboratory”

By:
Title:

GENIUS PRODUCTS, INC.
“Distributor”

By:
Title:

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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ATTACHMENT 1

Code of Conduct for Manufacturers

At ESPN, we are committed to:

•	a standard of excellence in every aspect of our business and in every corner of the world;

•	ethical and responsible conduct in all of our operations;

•	respect for the rights of all individuals; and

•	respect for the environment.

We expect these same commitments to be shared by all manufacturers of ESPN merchandise. At a minimum, we require that all manufacturers of ESPN merchandise meet the following standards:

Child Labor	Manufacturers will not use child labor.

The term “child” refers to a person younger than 15 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.

Manufacturers employing young persons who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

Coercion and Harassment	Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination	Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association	Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.

Health and Safety	Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation.

Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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Compensation	We expect manufacturers to recognize that wages are essential to meeting employees’ basic needs. Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. If local laws do not provide for overtime pay, manufacturers will pay at least regular wages for overtime work. Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.

Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.

Protection of the Environment	Manufacturers will comply with all applicable environmental laws and regulations.

Other Laws	Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise.

All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

Subcontracting	Manufacturers will not use subcontractors for the manufacture of ESPN merchandise or components thereof without ESPN’s express written consent, and only after the subcontractor has entered into a written commitment with ESPN to comply with this Code of Conduct.

Monitoring and Compliance	Manufacturers will authorize ESPN and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on-site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees. Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

Publication	Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to employees, at all times.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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ATTACHMENT 2

Code of Conduct for Genius

At ESPN, we are committed to:

•	a standard of excellence in every aspect of our business and in every corner of the world;

•	ethical and responsible conduct in all of our operations;

•	respect for the rights of all individuals; and

•	respect for the environment.

We expect these same commitments to be shared by all ESPN licensees and the manufacturers with which they work in the production of ESPN merchandise. At a minimum, we require that all ESPN licensees meet the following standards:

Conduct of Manufacturing	Licensees that engage directly in the manufacturing of ESPN merchandise will comply with all of the standards set forth in ESPN’s Code of Conduct for Manufacturers, a copy of which is attached.

Licensees will ensure that each manufacturer other than the licensee also enters into a written commitment with ESPN to comply with the standards set forth in ESPN’s Code of Conduct for Manufacturers.

Licensees will prohibit manufacturers from subcontracting the manufacture of ESPN merchandise or components thereof without ESPN’s express written consent, and only after the subcontractor has entered into a written commitment with ESPN to comply with ESPN’s Code of Conduct for Manufacturers.

Monitoring and Compliance	Licensees will take appropriate steps, in consultation with ESPN, to develop, implement and maintain procedures to evaluate and monitor manufacturers of ESPN merchandise and ensure compliance with ESPN’s Code of Conduct for Manufacturers, including unannounced on-site inspections of manufacturing facilities and employer-provided housing; review of books and records relating to employment matters; and private interviews with employees.

Licensees will authorize ESPN and its designated agents (including third parties) to engage in similar monitoring activities to confirm Licensees’ compliance with this Code of Conduct. Licensees will maintain on site all documentation that may be needed to demonstrate such compliance.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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ATTACHMENT 3

FACILITY AND MERCHANDISE AUTHORIZATION FORM

Attached is the Facility and Merchandise Authorization Form (“Authorization Form”) that must be completed for each Facility that will produce ESPN Merchandise.

•	Please make as many copies of the attached Authorization Form as necessary so that you can complete an Authorization Form for each Facility

•	Once the Authorization Form is completed for each Facility, please send to:

•	ESPN will verify the information and determine whether each Facility will be allowed to produce ESPN Merchandise

•	For those Facilities that are allowed to produce ESPN Merchandise, and have not yet executed a Manufacturer’s Agreement on behalf of ESPN, you will be sent a Manufacturer’s Agreement that must be signed by each Facility

•	Once it is determined that a Manufacturer’s Agreement is in place for each Facility, the Authorization Form will be signed by ESPN and returned to you

•	You may begin production of ESPN Merchandise as authorized under your applicable agreement with ESPN, once you receive the signed Authorization Form from ESPN

•	You also may present the Authorization Form to Customs officials to facilitate the importation of goods if the Facility is outside the territory where the Merchandise is to be sold. Emergency Customs letters will no longer be issued.

The information you are providing is for use in the ESPN Compliance Program only, and will be kept confidential in accordance with ESPN’s usual and customary business practices.

Definition of “Facility”: any manufacturer, factory, supplier, facility or any other entity which produces or manufactures Merchandise, or components of Merchandise, labels, hang-tags, packaging, or any other item which bears any ESPN Property, Brand or Logo. Do NOT list facilities that only produce generic items such as cardboard boxes, plastic wrap, or plain buttons, UNLESS these components contain any ESPN proprietary material. Unless they are involved in the actual production or manufacture of Merchandise, do NOT list agents, business offices or showrooms as a Facility. The Shipper and/or Importer of Record is strictly the party who transports the goods; if the name is different from that of the Licensee/Vendor or Facility, please so indicate on the Facility and Merchandise Authorization.

Incomplete or illegible forms will be returned to you for resubmission. Please make copies of these forms and use the copies to submit your information. Maintain the original in your files for future use.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

FACILITY AND MERCHANDISE AUTHORIZATION

(Please Type or Print Legibly in Ink)

LICENSEE/VENDOR NAME: _________________________________________________	TELEPHONE NUMBER: _________________________________________________
STREET ADDRESS: ____________________________________	FAX NUMBER:
_________________________________________________

_________________________________________________ _________________________________________________	CONTACT NAME, TITLE AND, IF AVAILABLE, E-MAIL ADDRESS: _________________________________________________ _________________________________________________

1.      Manufacturing Facility Name (Place Where Merchandise is Produced):

_________________________________________________

1a.    Manufacturing Facility Address:

_________________________________________________

_________________________________________________

_________________________________________________

_________________________________________________

_________________________________________________

1b.   Telephone Number:

_________________________________________________

1c.    Fax Number:

_________________________________________________

1d.   Contact Name and Title:

_________________________________________________

1e.    List All Other Names by Which the Manufacturing Facility is Known:

_________________________________________________

_________________________________________________

1f.    Is this Manufacturing Facility Owned by the Licensee or Vendor?

______________Yes

______________No

1g.    List All Authorized Merchandise Produced in this Facility (as listed on the License Agreement) : Attach a separate sheet if necessary

2. ESPN Property, Brand or Logo (List All Produced in this Facility):	4. ☐Shipper ☐Importer of Record (check one). Provide Name and Address: Only List if the Transporter of the Merchandise is other than Facility or Licensee/Vendor.

3. Territory Where Merchandise May Be Sold:

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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Once signed on behalf of ESPN Enterprises, Inc., this document may be presented to the Customs authority, in the country specified above as the territory where the Merchandise may be sold, at the port of entry, to confirm ESPN’s authorization of shipments of the Merchandise identified above. This Authorization shall expire on the first to occur of the following: (1) the passage of 3 years from the date set forth below, (2) the expiration or termination of the applicable agreement between Licensee/Vendor and ESPN, or, (3) the termination of the Authorization by ESPN.

Very truly yours, DISNEY ENTERPRISES, INC.

By:
ESPN ENTERPRISES, INC.
	Consumer Products	Date:

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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ATTACHMENT 4

MANUFACTURER’S AGREEMENT

Facility	Name and Address:

The “Facility” referenced above enters into this Manufacturer’s Agreement (“MA”) for the express purpose of inducing the reliance thereon by ESPN Enterprises, Inc., and/or its affiliates and/or its authorized sublicensors (“ESPN”), and/or its and their licensees and/or vendors (“Authorized Party”), any of which may order from the Facility merchandise, packaging, materials or fixtures containing a trademark, character, design, name, symbol or other material owned, copyrighted or licensed by ESPN (“Proprietary Material”). All of such merchandise, packaging, materials or fixtures containing such Proprietary Material shall be referred to herein by the term “Merchandise.” Facility intends and agrees to be bound by all of the terms and conditions hereof, for the benefit and in favor of ESPN and/or the Authorized Party. This MA shall remain in effect for three (3) years, and thereafter shall automatically renew for three (3) year periods, unless it is terminated earlier by ESPN in its absolute discretion upon written notice to the Facility, or unless it is superceded by another MA provided by ESPN to the Facility.

In consideration for ESPN’s agreement to permit the manufacture of Merchandise by the Facility, the Facility covenants and agrees that:

1. The Facility will not manufacture the Merchandise to the order of anyone but ESPN or the Authorized Party, will invoice only ESPN or the Authorized Party, or their designees, and will not ship to anyone other than ESPN or the Authorized Party or their designees. In addition to any other remedies at law, which shall be cumulative, the Facility agrees to pay ESPN its gross revenues from any sales of Merchandise not authorized by or on behalf of ESPN.

2. The Facility will not subcontract production of the Merchandise or components which contain Proprietary Material without ESPN’s written consent and the subcontractor’s execution of a Manufacturer’s Agreement.

3. The Facility will not (without ESPN’s written consent) manufacture merchandise utilizing any properties the copyright or trademark to which is owned or licensed by ESPN, other than the Merchandise in accordance with this Agreement.

4. From time to time, the Facility will permit ESPN’s authorized representative to inspect its activities and premises, accounting books and invoices relevant to its manufacture and supply of Merchandise.

5. The Facility will not publish or cause the publication of pictures of the Merchandise in any publication or promotional material, nor advertise the fact that it is permitted to manufacture Merchandise, nor use the name “ESPN” or any variant thereof without ESPN’s prior written consent.

6. In manufacturing the Merchandise, the Facility will comply with all applicable local and national laws and regulations, treaties, voluntary industry standards, codes or other obligations (collectively, “Laws”), including but not limited to, applicable health and safety standards and labor laws for manufacturing

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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operations. Specifically, the Facility covenants that it will honor the terms of the Code of Conduct for Manufacturers as follows:

(a) The Facility shall not use child labor in the manufacturing, packaging or distribution of ESPN Merchandise. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of ESPN Merchandise. The Facility employing young persons who do not fall within the definition of “children” also shall comply with any Laws applicable to such persons.

(b) The Facility shall only employ persons whose presence is voluntary. The Facility shall not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

(c) The Facility shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

(d) The Facility shall not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

(e) The Facility recognizes that wages are essential to meeting employees’ basic needs. The Facility shall comply, at a minimum, with all applicable wage and hour Laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and shall provide legally mandated benefits. If local Laws do not provide for overtime pay, the Facility shall pay at least regular wages for overtime work. Except in extraordinary business circumstances, the Facility shall not require employees to work more than the lesser of (1) 48 hours per week and 12 hours overtime or (2) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period. The Facility agrees that, where local industry standards are higher than applicable legal requirements, it will meet the higher standards.

(f) The Facility shall provide employees with a safe and healthy workplace in compliance with all applicable Laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. The Facility also shall ensure that the same standards of health and safety are applied in any housing it provides for employees. The Facility shall provide ESPN with all information ESPN may request about manufacturing, packaging and distribution facilities for the Merchandise.

(g) The Facility shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable Laws.

(h) The Facility shall comply with all applicable Laws, including those pertaining to the manufacture, pricing, sale and distribution of the Merchandise.

(i)	The Facility shall comply with all applicable environmental Laws.

(j) The Facility agrees that ESPN and its designated agents (including third parties) and the Authorized Party may engage in monitoring activities to confirm compliance with this MA, including unannounced on-site inspections of manufacturing, packaging and distribution facilities, and employer-provided housing, such inspections to include reviews of books and records relating to employment matters and private interviews

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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with employees. The Facility shall maintain on site all documentation necessary to demonstrate compliance with this MA.

(k) The Facility shall take appropriate steps to ensure that the provisions of this Paragraph 6 are communicated to employees, including the prominent posting of a copy of ESPN’s Code of Conduct for Manufacturers in the local language and in a place readily accessible to employees at all times.

7. All artwork utilized in the manufacture of the Merchandise shall be subject to ESPN’s prior approval (which approval may be withheld at ESPN’s absolute discretion) and the rights to said artwork and the devices used specifically to manufacture said artwork (molds, plates, engravings, etc.), as well as all other Proprietary Material, shall at all times remain the sole property of ESPN.

8. As an express condition of this MA, Facility shall affix a copyright and/or trademark notice, in a form to be authorized by ESPN, to any Merchandise manufactured by Facility containing Proprietary Material, before its delivery thereof to ESPN or the Authorized Party. If and to the extent the Merchandise will be incorporated into other articles which shall have a ESPN copyright and/or trademark notice affixed thereto, then and to that extent Facility will not be required to affix ESPN’s copyright and/or trademark notice to the Merchandise; provided, however, that this waiver of ESPN’s usual requirement that Facilities affix the foregoing copyright and/or trademark notice to all Merchandise being manufactured for or on behalf of ESPN which contain Proprietary Material shall only apply to Merchandise delivered by Facility to ESPN or the Authorized Party for incorporation into articles on which the foregoing copyright and/or trademark notice is affixed.

9. Upon expiration or termination of this MA, or upon notification by ESPN, the Facility will (a) immediately cease manufacturing the Merchandise and deliver to ESPN or its authorized representative that portion of any and all molds, plates, engravings or other devices used to reproduce the Proprietary Material, or (b) provide ESPN with satisfactory evidence that the Proprietary Material has been erased or eradicated and is no longer reproducible.

10. This MA shall be deemed to be entered into in California and shall be governed and interpreted according to the laws of the State of California applicable to contracts made and to be fully performed in California. Any legal actions pertaining to this MA shall be commenced within the State of California and within either Los Angeles or Orange Counties, and the Facility hereby consents to the jurisdiction of the appropriate court within the State of California. ESPN may rely for any and all purposes on the Facility’s faxed signature on this MA, but faxing the MA does not excuse the Facility from its obligation to return the original executed MA so that ESPN may maintain the original executed MA in its files.

FACILITY:

By:

Title:

Date:

*	PLEASE ANSWER THESE TWO QUESTIONS:

1.	Is your address correct on the first page of this Agreement?

If not, please write the correct address next to the address section.

2.	What percentage of your facility capacity is dedicated to ESPN Merchandise? %

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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